UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

____________________________________________________________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

____________________________________________________________

Date of Report (Date of earliest event reported): January 15, 2013

HealthWarehouse.com, Inc.
(Exact Name of Registrant as Specified in Charter)

Delaware	0-13117	22-2413505
(State or other jurisdiction	(Commission File Number)	(IRS Employer
of incorporation)		Identification No.)

7107 Industrial Road
Florence, Kentucky	41042
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (513) 618-0911

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 DFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4 (c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.04.	Triggering Events That Accelerate or Increase a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement.

On January 15, 2013, the Company failed to make required payments of $2.0 million in principal and approximately $193,000 in accrued interest under its Loan and Security Agreement dated September 2, 2011 (the “Loan Agreement”) with two accredited investors (the “Lenders”) and the 7% Convertible Promissory notes issued thereunder (the “Notes” and, together with the 2011 Loan Agreement, the “2011 Loan Documents”). Accordingly, the Company is in breach of its obligations under the 2011 Loan Documents and subject to the Lenders’ remedies thereunder.

The Company’s obligations under the 2011 Loan Documents are secured by a first-priority security interest in substantially all the assets of the Company and its subsidiaries, including, without limitation, inventory and the equipment the Company uses to fill prescriptions (the “Collateral”). The 2011 Loan Documents also require the Company to pay to the Lenders all costs and expenses (including legal fees and expenses) incurred in connection with the enforcement and collection of its obligations thereunder.

In addition, as previously disclosed, on December 31, 2012, the Company failed to make required payments of $1 million in principal and approximately $180,000 of accrued interest due under its Loan and Security Agreement dated November 9, 2010 (the “2010 Agreement”) with the Lenders and the 7% Convertible Promissory notes issued thereunder (the “2010 Notes” and, together with the 2010 Agreement, the “2010 Loan Documents”). The Company is, therefore, also in breach of its obligations under the 2010 Loan Documents and subject to the Lenders’ remedies thereunder. The Company’s obligations under the 2010 Loan Documents are also secured by a first-priority security interest in the Collateral.

The Lenders have delivered a letter dated as of January 15, 2013, to the Company’s Board of Directors (i) indicating that all amounts owed by the Company to Lenders under the 2011 Loan Documents had matured and, as a result, had become immediately due, (ii) alleging that the Company is in violation of certain covenants in the 2011 Loan Agreement, including the covenants prohibiting the incurrence of certain additional indebtedness by the Company and prohibiting the existence of certain liens over the Company’s assets that serve as collateral for its obligations under the 2011 Loan Documents, and (iii) informing the Company of the Lenders’ intent to pursue all rights and remedies available to them and to take all actions necessary to enforce such rights therein. As previously disclosed, the Lenders delivered a substantially similar letter dated as of December 31, 2012 relating to the Company’s obligations under the 2010 Loan Documents.

On January 16, 2013, the Company received a notice from the Lenders informing it that the Lenders intend to make a sale of certain of the Collateral under Article 9 of the New York Uniform Commercial Code on February 15, 2013 (the “Article 9 Sale”). The Company does not intend to cooperate with the Article 9 Sale if it occurs. If the Article 9 Sale occurs, or if the Lenders exercise other remedies under the Loan Documents, the Company may no longer be able to operate. In particular, if the Lenders take action against the Company’s inventory or equipment, whether through the Article 9 Sale or otherwise, the Company will not be able to fill customer orders, and if the Company is unable to fill customers’ prescriptions, it will be required by law to transfer those prescriptions to other pharmacies. In addition, the Company’s suppliers and other vendors may be unwilling to provide it goods and services until it has satisfied its obligations under the 2011 Loan Documents and the 2010 Loan Documents.

The Company does not currently have sufficient resources to pay its obligations under the 2011 Loan Documents and the 2010 Loan Documents, and it does not believe that the value of the Collateral will be sufficient to satisfy these obligations. Accordingly, if the Company enters, or is compelled to enter, a restructuring, reorganization, or liquidation, inside or outside of bankruptcy, it is unlikely that significant, or any, resources will be available for distribution to its unsecured creditors, to its preferred stock holders or to the holders of its common stock.

The Company is currently in the process of seeking additional financing and negotiating with the Lenders, to address its current liquidity constraints and to satisfy its obligations under the 2011 Loan Documents and the 2010 Loan Documents. There is no assurance that the Company will be successful in these efforts or that it will otherwise be able to pursue any course of action that will allow it to continue to operate its business as a going concern, or to continue to operate in a manner that preserves the interests of its current creditors and equity holders.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: January 22, 2013	HEALTHWAREHOUSE.COM, INC.

	By:	/s/ Lalit Dhadphale
Lalit Dhadphale
President and Chief Executive Officer